Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-140537 on Form S-3, Registration Statement Nos. 333-61734, 333-105662, 333-107824 and 333-124725 on Form S-8 and the Post-Effective Amendment No. 1 to Registration Statement No. 333-64950 on Form S-1 of Rite Aid Corporation of our report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to significant transactions with its parent company) dated August 30, 2007, relating to the consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. (a wholly owned subsidiary of The Jean Coutu Group (PJC) Inc.) and subsidiaries, which are incorporated by reference in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 28, 2007